EXHIBIT 99.8

RENERGEN LIMITED

(Incorporated in the Republic of South Africa)

(Registration number 2014/195093/06)

JSE and A2X Share code: REN

ISIN: ZAE000202610

LEI:378900B1512179F35A69

Australian Business Number (ABN): 93 998 352 675

ASX Share code: RLT

(“Renergen”)

ASP ISOTOPES INC. (Incorporated in the State of Delaware, United States of America) (Delaware file number 6228898) Ticker Symbol: NASDAQ: ASPI ISIN: US00218A1051 ("ASPI")

JOINT ANNOUNCEMENT OF THE DISTRIBUTION OF CIRCULAR, NOTICE OF GENERAL MEETING AND WITHDRAWAL OF CAUTIONARY ANNOUNCEMENT

Unless expressly defined otherwise, capitalised terms herein have the same meaning given to them in the Circular (as defined below).

1.	DISTRIBUTION OF CIRCULAR

1.1.

Renergen Shareholders are referred to the joint Firm Intention Announcement by Renergen and ASPI published on SENS and on the ASX on 20 May 2025. In the Firm Intention Announcement, Renergen Shareholders were advised that Renergen had received the Firm Intention Offer Letter from ASPI notifying Renergen of ASPI’s firm intention to make the Offer, being an offer as contemplated by the Companies Regulations:

1.1.1.

to acquire all of the Renergen Shares by way of a scheme of arrangement in terms of section 114(1) read with section 115 of the Companies Act, to be proposed by the Renergen Board between Renergen and the Renergen Shareholders; or

1.1.2.	should the Scheme fail, and provided the Standby Offer Trigger Event occurs, by way of the Standby Offer.

1.2.

A combined circular to Renergen Shareholders, as contemplated in regulations 106(2) and 106(3) of the Companies Regulations (“Circular”), containing full details of the Offer and notice of the General Meeting, has been distributed today, 12 June 2025, to Renergen Shareholders that were recorded as such in the Register on Friday, 30 May 2025.

1.3.

As indicated in the Circular, the Offer (including the Scheme and the Standby Offer) will be subject to the fulfilment or, where permissible, waiver of the Offer Conditions. In addition to the Offer Conditions, the Scheme will be subject to (and will only become operative on the relevant operational date upon) the fulfilment or, where permissible, waiver of the Scheme Conditions.

1.4.	Should the Scheme become operative:

1.4.1.	Renergen Shareholders will receive the Consideration Shares in accordance with the Consideration Ratio;

1.4.2.	ASPI will become the registered and beneficial owner of all the Renergen Shares and as a consequence thereof and Renergen will become a wholly-owned subsidiary of ASPI; and

1.4.3.	Renergen Shares will be delisted from the JSE, A2X and ASX.

1.5.	In the event that:

1.5.1.	the Offer Conditions have been fulfilled or, where applicable, waived; and

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1.5.2.	the Standby Offer Trigger Event occurs, meaning that the Scheme fails solely due to one of the Scheme Conditions not being fulfilled or waived, as permissible, the Standby Offer shall be open for acceptances once ASPI and Renergen have announced through SENS and on the ASX that the Standby Offer Trigger Event has occurred, and that the Standby Offer has become Operative and shall be made on the terms set out in Annexure 1 of the Circular.

1.6.

The consideration for each Renergen Share in respect of which the Standby Offer is accepted will be equal to the consideration offered by ASPI in terms of the Scheme, referred to in paragraph 1.4.1 above.

1.7.	The Circular is available on the websites of Renergen and ASPI at, respectively, www.renergen.co.za and www.aspisotopes.com.

2.	NOTICE OF GENERAL MEETING

Notice is hereby given that a hybrid General Meeting of Renergen Shareholders will be held, in person, at 2nd Floor, Sandton Gate, 25 Minerva Avenue, Glenadrienne, Sandton, 2196 and conducted virtually via electronic communication for Renergen Shareholders who are unable to attend in person, at 10:00 SAST (18:00 AEST) on Thursday, 10 July 2025, to consider and, if deemed fit, approve, inter alia, the Scheme Resolution and matters ancillary thereto.

3.	SALIENT DATES AND TIMES

2025
Record date to determine which Renergen Shareholders are entitled to receive the Circular	Friday, 30 May
Circular distributed to Renergen Shareholders and notice convening the General Meeting released on SENS and on the ASX on	Thursday, 12 June
Last day to trade in order to be recorded in the Register on the Scheme Voting Record Date in order to be eligible to vote at the General Meeting	Tuesday, 1 July
Scheme Voting Record Date being 17:00 SAST (in respect of the South African Register) and 19:00 AEST (in respect of the Australian Register) on	Friday, 4 July
For administrative reasons, Forms of Proxy to be lodged with the Transfer Secretaries by 10:00 SAST (18:00 AEST) on	Tuesday, 8 July

Forms of Proxy (yellow) not lodged timeously with the Transfer Secretaries, to be emailed to the Transfer Secretaries (who will provide same to the chairman of the General Meeting) before the proxy exercises the rights of the Renergen Shareholder at the General Meeting on

Thursday, 10 July

Last date and time for Renergen Shareholders to give notice to Renergen objecting, in terms of section 164(3) of the Companies Act, to the Scheme Resolution to be able to invoke Appraisal Rights* at any time before the voting on the Scheme Resolution takes place

Thursday, 10 July
General Meeting of Renergen Shareholders to be held at 10:00 SAST (18:00 AEST) on (Please refer to note 2 below)	Thursday, 10 July
Results of General Meeting released on SENS and on the ASX on	Thursday, 10 July
If the Scheme is approved by Renergen Shareholders at the General Meeting:

Last date for Renergen Shareholders who voted against the Scheme Resolution, to require Renergen to seek court approval for the Scheme Resolution, in terms of section 115(3)(a) of the Companies Act, if the Scheme Resolution was opposed by at least 15% of the voting rights exercised thereon

Thursday, 17 July

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Last date for Renergen Shareholders who voted against the Scheme Resolution to apply to court for leave to apply for a review of the Scheme Resolution, in terms of section 115(3)(b) of the Companies Act, on

Thursday, 24 July
Last date for Renergen to send objecting Renergen Shareholders notices of the adoption of the Scheme Resolution, in accordance with section 164(4)* of the Companies Act	Thursday, 24 July

Action

The following dates assume that all Conditions are fulfilled or, where applicable, waived and that neither court approval, nor the review of the Scheme Resolution is required, and will be confirmed in the finalisation announcement if the Scheme becomes unconditional:

Anticipated date to receive compliance certificate from the Takeover Panel on	Thursday, 14 August
Scheme Finalisation Date expected to be on	Thursday, 14 August
Scheme Finalisation Date announcement expected to be released on SENS by 9:00 SAST and on the ASX by 17:00 AEST on	Thursday, 14 August
Application for delisting of Renergen Shares to be lodged with the JSE	Thursday, 14 August
Last day for Renergen Shareholders to request to reposition securities between the South African Register and Australian Register to ensure that it is completed before the Scheme JSE LDT	Tuesday, 26 August
Scheme JSE LDT in Renergen Shares on the JSE expected to be on	Tuesday, 26 August
Trading in Renergen Shares on the JSE expected to be suspended from commencement of trade on	Wednesday, 27 August
Scheme ASX LDT in CDIs on the ASX expected to be on	Wednesday, 27 August
Listing and suspension of the ASPI Common Stock on the JSE expected at commencement of trade (9:00 SAST) on or about (see note 1 below)	Wednesday, 27 August
Lifting of suspension and commencement of trading in the ASPI Common Stock on the JSE expected at commencement of trade (9:00 SAST) on or about (see note 1 below)	Thursday, 28 August

Please refer to note 1 below explaining why the ASPI Common Stock will list and be suspended on Wednesday, 27 August, and the suspension will be lifted, and trading will commence on Thursday, 28 August

Announcement in respect of the cash value of fractional entitlements applicable to the Scheme, expected to be released on SENS by 9:00 SAST and on the ASX by 17:00 AEST on	Friday, 29 August

Expected Scheme Consideration Record Date to be recorded in the Register in order to receive the Scheme Consideration, being 17:00 SAST (in respect of the South African Register) and 19:00 AEST (in respect of the Australian Register) on (see note 1 below)

Friday, 29 August
Expected Scheme Implementation Date (see note 1 below)	Tuesday, 2 September

Expected date of issue of Consideration Shares to Scheme Participants recorded in the South African Register (and thereby having the accounts of the CSDP or Broker of Scheme Participants, as applicable, updated with such Consideration Shares) (see note 1 below)

Tuesday, 2 September

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Expected date on which Scheme Participants recorded in the South African Register will receive cash payments arising from fractional entitlements	Tuesday, 2 September
Expected date of issue of the Consideration Shares to the Scheme Participants holding CDIs on the ASPI register of shareholders maintained in the United States	Monday, 8 September
Expected termination of listing of Renergen Shares on the JSE, A2X and ASX at commencement of trade on or about	Monday, 8 September
Expected date on which Scheme Participants holding CDIs will be paid cash payments arising from fractional entitlements	Tuesday, 9 September

* It is a Scheme Condition that no Renergen Shareholders exercise their Appraisal Rights in terms of section 164 of the Companies Act, provided that ASPI shall be entitled (in its sole discretion) to waive such Condition.

Notes:

1.

Due to the cross-border implementation of the settlement of the Scheme Consideration Shares, the ASPI Common Stock will be issued on the ASPI US share register on the Scheme Consideration Record Date plus 1 (one) Business Day (expected to be Monday, 1 September 2025 at approximately 9:00 NY/ET which is 15:00 SAST) and delivered to Computershare US custody account, which will then only allow the Consideration Shares to be issued in South Africa by Strate on the Scheme Consideration Record Date plus 2 (two) Business Days (expected to be Tuesday, 2 September 2025). Accordingly, as trades in ASPI Common Stock on the JSE are settled in the electronic settlement system used by Strate, settlement of trades takes place 3 (three) Business Days after the date of such trades, the trading in ASPI Common Stock will only commence on Scheme JSE LDT plus 2 (two) Business Days (expected to be Thursday, 28 August 2025) despite the listing of ASPI Common Stock taking place on Scheme JSE LDT plus 1 (one) Business Day (expected to be Wednesday, 27 August 2025).

2.

The above dates and times are subject to such changes as may be agreed to by Renergen and ASPI and approved by the Takeover Panel and/or the JSE, if required. If the Scheme Finalisation Date is not on Thursday, 14 August 2025 (or if the Scheme Finalisation Date falls on a day after Thursday, 14 August 2025), an updated timetable will be released on SENS and on the ASX.

3.

Completed Forms of Proxy and the authority (if any) under which they are signed must be (i) lodged with, emailed or posted to Computershare, to be received by them no later than 10:00 SAST on Tuesday, 8 July 2025 or (ii) thereafter emailed to Computershare (who will provide same to the chairman of the General Meeting) or (iii) handed to the chairman of the General Meeting before the proxy exercises the rights of the Renergen Shareholder at the General Meeting.

4.

Renergen Shareholders should note that, as trade in Renergen Shares on the JSE are settled in the electronic settlement system used by Strate, settlement of trades takes place 3 (three) Business Days after the date of such trades. Therefore, Renergen Shareholders who acquire Renergen Shares on the JSE after the voting last day to trade, expected to be on Tuesday, 1 July 2025, being the last day to trade in Renergen Shares so as to be recorded in the Register on the Scheme Voting Record Date, will not be entitled to vote at the General Meeting.

5.	Renergen Shareholders who wish to exercise their Appraisal Rights are referred to Annexure 8 to the Circular for purposes of determining the relevant timing for the exercise of their Appraisal Rights.
6.

The exercise of Appraisal Rights may result in changes to the above salient dates and times and Renergen Shareholders will be notified separately of the applicable dates and times resulting from any such changes.

7.

Renergen Shareholders who wish to exercise their right in terms of section 115(3) of the Companies Act, to require the approval of a court for the Scheme, should refer to Annexure 8 to the Circular which includes an extract of section 115 of the Companies Act. Should Renergen Shareholders exercise their rights in terms of section 115(3) of the Companies Act, the dates and times set out above may change, in which case an updated timetable will be released on SENS and on the ASX.

8.

Dematerialised Renergen Shareholders, other than those with Own-Name Registration, must provide their CSDP or Broker with their instructions for voting at the General Meeting by the cut-off time and date stipulated by their CSDP or Broker in terms of their respective Custody Agreements between them and their CSDP or Broker.

9.

No Dematerialisation or re-materialisation of Renergen Shares may take place (i) from the Business Day following the voting last day to trade, being the last day to trade in Renergen Shares so as to be recorded in the Register on the Scheme Voting Record Date, up to and including the Scheme Voting Record Date, or (ii) after the Scheme JSE LDT.

10.

If the General Meeting is adjourned or postponed, the above dates and times will change, but the Forms of Proxy submitted for the initial General Meeting will remain valid in respect of any adjournment or postponement of the General Meeting.

11.

Although the salient dates and times are stated to be subject to change, such statement shall not be regarded as consent or dispensation for any change to time periods which may be required in terms of the Companies Act, the Companies Regulations, the JSE Listings Requirements and the ASX Listing Rules, where applicable, and any such consents or dispensations must be specifically applied for and granted.

12.	The important dates and times relating to the Standby Offer shall be released if the Standby Offer Trigger Event occurs.
13.	Unless indicated otherwise, all times referred to in the Circular are references to South African Standard Time (SAST).

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4.	INDEPENDENT BOARD RESPONSIBILITY STATEMENT

The Independent Board accepts responsibility for the information contained in this announcement which relates to Renergen and confirms that, to the best of its knowledge and belief, such information which relates to Renergen is true and this announcement does not omit anything likely to affect the importance of such information.

5.	ASPI BOARD RESPONSIBILITY STATEMENT

The board of directors of ASPI accepts responsibility for the information contained in this announcement which relates to ASPI and confirms that, to the best of its knowledge and belief, such information which relates to ASPI is true and this announcement does not omit anything likely to affect the importance of such information.

6.	WITHDRAWAL OF CAUTIONARY ANNOUNCEMENT

6.1.	Renergen Shareholders are referred to the cautionary announcement released on SENS and on the ASX on 20 May 2025, as contained in the Firm Intention Announcement.

6.2.

The applicable pro forma financial effects of the Offer have now been included in the published Circular. Accordingly, caution is no longer required to be exercised by Renergen Shareholders when dealing in Renergen’s securities.

Johannesburg

12 June 2025

Transaction and Designated Advisor to Renergen	Independent Reporting Accountant	Corporate Advisor and Sponsor to ASPI
Legal Advisor to Renergen	Independent Expert	South African Legal Advisor to ASPI
US Legal Advisor to ASPI		South African Legal Advisor to ASPI AVAdvisory Pty Ltd

DISCLAIMERS AND FOREIGN SHAREHOLDERS

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO ANY JURISDICTION WHERE SUCH RELEASE, PUBLICATION OR DISTRIBUTION WOULD BE UNLAWFUL.

THIS ANNOUNCEMENT IS NOT AN OFFER. THIS ANNOUNCEMENT DOES NOT CONSTITUTE AN OFFER, INVITATION OR RECOMMENDATION TO ANY PERSON IN ANY JURISDICTION TO SELL OR ISSUE, OR THE SOLICITATION OF ANY VOTE OR APPROVAL OR AN OFFER TO BUY OR SUBSCRIBE FOR, ANY SECURITY, NOR SHALL THERE BE ANY SALE, ISSUANCE, TRANSFER OR DELIVERY OF THE SECURITIES REFERRED TO IN THIS ANNOUNCEMENT IN ANY JURISDICTION IN CONTRAVENTION OF APPLICABLE LAW, OR WHERE FURTHER ACTION IS REQUIRED FOR SUCH PURPOSE. IF THIS ANNOUNCEMENT IS RECEIVED IN ANY JURISDICTION IN WHICH IT IS ILLEGAL OR OTHERWISE UNLAWFUL FOR THE OFFER TO BE MADE OR ACCEPTED, THIS ANNOUNCEMENT SHOULD BE TREATED AS BEING RECEIVED FOR INFORMATION PURPOSES ONLY.

Important Notice to Renergen Shareholders in the United States

The Offer or business combination is made for the securities of a non-US company (Renergen, a South African company), by means of the Scheme or the Standby Offer. The Offer is subject to disclosure and procedural requirements in South Africa and other non-US jurisdictions that are different from those of the United States. The financial information relating to Renergen contained in the Circular has been prepared in accordance with IFRS Accounting Standards that may not be comparable to the financial statements and financial information of US companies.

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It may be difficult for US holders of Renergen ordinary shares to enforce their rights and any claims they may have arising under the federal securities laws of the United States, since Renergen is incorporated in a non-US jurisdiction, and some or all of its officers and directors may be residents of a non-US jurisdiction. US holders may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court's judgment.

You should be aware that ASPI may purchase securities otherwise than under the Scheme, or Standby Offer such as in open market or privately negotiated purchases, subject to any restrictions or requirements under South African law.

This document is not subject to the requirements of Section 14(a) of the US Securities Exchange Act of 1934, as amended. The Consideration Shares to be issued pursuant to the Scheme or the Standby Offer to Renergen Shareholders in the United States have not been registered in terms of the US Securities Act 1933, as amended (“Securities Act”) and will be issued in reliance on the exemption from the registration requirements thereof provided by Rule 802 of the Securities Act. Such Consideration Shares will be freely tradable in the United States under applicable US federal securities laws except for (i) any Consideration Shares acquired by affiliates of Renergen or ASPI and (ii) Consideration Shares that are issued with respect to Renergen Shares that are deemed “restricted securities” under Rule 144 of the Securities Act, which in each case may be resold in the US only in accordance with Rule 144 of the Securities Act or another applicable exemption from registration, or outside the US in accordance with Regulation S under that Act.

Restricted securities are securities received in non-public offerings. In general, Rule 144 defines restricted securities to mean securities acquired pursuant to one of the following transactions:

(i)

Securities acquired directly or indirectly from the issuer, or from an affiliate of the issuer, in a transaction or chain of transactions not involving any public offering, or pursuant to certain exemptions from registration.

(ii)	Securities acquired from the issuer that are subject to the resale limitations under Regulation D (a limited offering exemption) under the Securities Act.
(iii)

Securities acquired in a transaction or chain of transactions exempt under Rule 144A under the Securities Act, where exempts specified resales of restricted securities to qualified institutional buyers.

Renergen Shareholders who are citizens or residents of the United States should consult their own legal and tax advisers with respect to the legal and tax consequences of the Offer, including the status of their Renergen Shares as restricted securities.

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